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                                                                   EXHIBIT 17(f)

                            Prudential Mutual Funds
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PROSPECTUS SUPPLEMENT DATED JULY 23, 1999

How to Buy, Sell and Exchange Shares of the Fund(s)

The section entitled "How to Buy, Sell and Exchange Shares of the Fund(s)--How to Buy Shares" is amended as follows:

        The paragraph under "Reducing or Waiving Class A's Initial Sales Charge--Benefit Plans" is amended to read in its entirety as follows:

        Benefit Plans. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

        Mutual Fund Programs. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

            > Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades and charges its clients a management, consulting or other fee for its services; or

            > Mutual fund "supermarket" programs where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

                Broker-dealers, investment advisers or financial planners
             sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund(s) in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class .

        The paragraphs under "Waiving Class C's Initial Sales Charge--Benefit Plans" and "Waiving Class C's Initial Sales Charge--Prudential Retirement Plans" are amended to read in their entirety as follows (not applicable to Prudential Government Securities Trust):
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  Benefit Plans. Certain group retirement plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at
  (800) 353-2847.

  The first paragraph under "Qualifying for Class Z Shares" is amended to read in its entirety as follows (not applicable to Prudential Distressed Securities Fund, Inc.):

  Benefit Plans. Certain group retirement plans may purchase Class Z shares if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

  Mutual Fund Programs. Class Z shares can also be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Fund(s) as an available option. Class Z shares can also be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     > Mutual fund "wrap" or asset allocation programs, where the sponsor places
       Fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services; or

     > Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

            Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund(s) in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Class Z shares can also be purchased by any of the following:

      > Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option;































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        > Current and former Directors/Trustees of the Prudential mutual funds
          (including the Fund/Company); and

        > Prudential, with an investment of $10 million or more.

The section entitled "How to Buy, Sell and Exchange Shares of the Fund(s)--How to Sell your Shares--Waiver of the CDSC--Class C Shares" is amended to read in its entirety as follows (not applicable to Prudential Government Securities Trust):

    Benefit Plans. The CDSC will be waived for redemptions by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC will also be waived for certain redemptions by benefit plans sponsored by Prudential and its affiliates. For more information, call Prudential at
    (800) 353-2847.

    Listed below are the names of the Prudential mutual funds and the dates of the Prospectus to which this supplement relates.

Name of Fund                                                    Prospectus Date
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Nicholas-Applegate Fund, Inc.                                   March 15, 1999
Prudential Distressed Securities Fund, Inc.                     February 5, 1999
Prudential Diversified Bond Fund, Inc.                          March 2, 1999
Prudential Emerging Growth Fund, Inc.                           January 14, 1999
Prudential Equity Fund, Inc.                                    March 1, 1999
Prudential Equity Income Fund                                   January 14, 1999
Prudential Global Limited Maturity Fund, Inc.                   January 22, 1999
Prudential Government Income Fund, Inc.                         May 18, 1999
Prudential Government Securities Trust
   Short-Intermediate Term Series                               March 29, 1999
Prudential High Yield Fund, Inc.                                March 3, 1999
Prudential High Yield Total Return Fund, Inc.                   June 1, 1999
Prudential Intermediate Global Income  Fund, Inc.               March 16, 1999
Prudential International Bond Fund, Inc.                        March 16, 1999
Prudential Mid-Cap Value Fund                                   April 28, 1999
Prudential Pacific Growth Fund, Inc.                            February 25,1999
Prudential Real Estate Securities Fund                          June 2, 1999
Prudential Sector Funds, Inc.
  Prudential Financial Services Fund                            May 20, 1999
  Prudential Health Sciences Fund                               May 20, 1999
  Prudential Technology Fund                                    May 20, 1999
  Prudential Utility Fund                                       March 1, 1999


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Name of Fund                                                    Prospectus Date
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Prudential Small-Cap Quantum Fund, Inc.                         May 27, 1999
Prudential Structured Maturity Fund, Inc.                       March 1, 1999
Prudential Tax-Managed Equity Fund                              January 20, 1999
Prudential World Fund, Inc.
   Global Series                                                January 20, 1999
   International Stock Series                                   January 20, 1999
Prudential 20/20 Focus Fund                                     April 26, 1999
The Global Total Return Fund, Inc.                              March 1, 1999